Exhibit 99.1

30775 Bainbridge Road, Suite 280 Solon, OH 44139 U.S.A. Tel: (440) 248-4200 Fax: (440) 249-4240

Press Release	FOR IMMEDIATE RELEASE
BPI Energy Formalizes Settlement Agreement With Colt and All Other Defendants
Cleveland, OH—June 23, 2006—BPI Energy (“BPI”) (Amex: BPG), an independent energy company engaged in the exploration, production and commercial sale of coalbed methane (CBM) in the Illinois Basin, today announced that it has executed a formal settlement agreement with Colt LLC and other interested parties resolving the previously disclosed dispute between BPI and Colt and other defendants.
Consistent with the Memorandum of Understanding executed earlier this month, the key terms of the settlement are as follows:
1.	All parties to the suit have released all of the other parties from any claims they may have had against each other;

2.	BPI has paid Colt $3,000,000;

3.	BPI has surrendered any interest it had in the lease;

4.	BPI acquired ownership of the CBM estate covering approximately 10,000 of the 43,000 acres previously covered by the lease (which acreage includes all of the currently producing CBM wells and proved reserves at our Southern Illinois Basin Project);

5.	BPI is relieved of any future obligation to make royalty payments as was previously required under the terms of the lease (under the terms of the lease BPI was obligated to make royalty payments of 15% of gross sales and minimum royalties totaling at least $42,000 per month); and

6.	CBM operations take priority over coal mining operations for as long as CBM is being produced from the covered acreage; however, Colt has the right to acquire any CBM wells located in these 10,000 acres. If Colt exercises this option, they will be required to pay the fair market value (as established by a mutually agreed upon expert) of such well.
“With today’s announcement, the dispute concerning the acreage at our Southern Illinois Basin Project is over,” stated BPI President and Chief Executive Officer James G. Azlein. “Three of our previously shut-in wells have been put back into production, bringing the total number of producing wells in our Southern Project to 80, and we are now free to focus exclusively on executing our strategic plan.”

“With only about two percent of our total acreage position currently developed, the potential to enhance shareholder value by proving up larger proportions of our acreage and significantly increasing our production and sales volume is substantial.”
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About BPI Energy
BPI Energy (BPI) is an independent energy company engaged in the exploration, production and commercial sale of coalbed methane (CBM) in the Illinois Basin, which covers approximately 60,000 square miles in Illinois, southwestern Indiana and northwestern Kentucky. The company currently controls the dominant CBM acreage position in the Illinois Basin.
Some of the statements contained in this press release may be deemed to be forward-looking in nature, outlining future expectations or anticipated operating results or financial conditions. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results or conditions to differ materially from the information expressed or implied by these forward-looking statements. Some of the factors that could cause actual results or conditions to differ materially from our expectations, include, but are not limited to: (a) our inability to generate sufficient income or obtain sufficient financing to fund our operating plan through April 30, 2007, (b) our inability to retain our acreage rights at our projects at the expiration of our lease agreements, due to insufficient CBM production or other reasons, (c) our failure to accurately forecast CBM production, (d) displacement of our CBM operations by coal mining operations, which have superior rights in most of our acreage, (e) our failure to accurately forecast the number of wells that we can drill, (f) a decline in the prices that we receive for our CBM production, (g) our failure to accurately forecast operating and capital expenditures and capital needs due to rising costs or different drilling or production conditions in the field, (h) our inability to attract or retain qualified personnel with the requisite CBM or other experience, and (i) unexpected economic and market conditions, in the general economy or the market for natural gas. We caution readers not to place undue reliance on these forward-looking statements.
News releases and other information on the company are available on the Internet at:
http://www.bpi-energy.com
CONTACT:
BPI Investor Relations
Clear Perspective Group, LLC
Matthew J. Dennis, CFA
Sr. Managing Director
(440) 353-0552
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